Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Registration Statement on Form S-1, of our report dated May 13, 2021 (except for the effects of the reverse recapitalization transaction described in Note 1a, as to which the date is September 22, 2021) relating to the financial statements of Raphael Pharmaceutical Inc. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.
Certified Public Accountants
A Firm in the Deloitte Global Network

Tel Aviv, Israel
November 3, 2021